ONE WORLD CANNABIS

December 31, 2015

To:Dr. Lozinsky Evgenia
VP R&D and Operations
GC Group Ltd.

Re: **Development of Sublingual Formulation Based on Cannabis Oil**
Signed Proposal from 4/29/2015

This letter is to acknowledge our mutual agreement to cancel One World Cannabis Ltd. request of services detailed in the signed proposal of 4/29/2015, without recourse of any party.

We will pay GC Group the sum of NIS 2,069.23 plus VAT (as detailed in your invoice no. 240, dated 12/29/2015) to cover its expenses during its pre-feasibility investigation (prior to stage 1 detailed in your proposal). All mutual obligations according to the signed proposal mentioned above will come to an end today.

Best Wishes,

Ziv Turner, CEO
One World Cannabis Ltd.